Exhibit 99.1

Core EPS up 24% to 61 cents for September Quarter

CINCINNATI, OHIO, November 5, 2013 – Multi-Color Corporation (NASDAQ: LABL) today announced second quarter fiscal 2014 results.

“Core EPS was up 24% from 49 cents to 61 cents for the second fiscal quarter ending September 2013 compared to the same quarter last year. Core EPS improved despite weak organic growth in the quarter, primarily due to softness in Europe and Latin America in July and August, which recovered in September. We expect organic growth, operational performance in key plants and new acquisition benefits to contribute to further year over year Core EPS improvement in the December quarter,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Second quarter highlights:

•	Net revenues increased 4% to $176.6 million from $169.9 million compared to the prior year quarter. Net revenues increased 4% or $7.5 million due to acquisitions occurring during fiscal 2014 and 2% due to higher North American sales volumes, offset by a 1% decrease due to pricing sales/mix and a 1% decrease due to the unfavorable impact of foreign exchange rates primarily driven by depreciation in the Australian dollar.

•	Gross profit increased $3.1 million or 10% compared to the prior year quarter. The increase was due primarily to productivity gains in North America for the current quarter compared to the prior year quarter. Gross margins increased to 19% of net revenues compared to 18% of net revenues in the prior year quarter.

•	Selling, general and administrative (SG&A) expenses were $13.4 million in both the current and prior year quarters. Core SG&A expenses increased by 4% compared to the prior year quarter, but, as a percent of sales, were flat at 7.4% in both the current and prior year quarters. Non-core items included in SG&A expenses in the three months ended September 30, 2013 consisted of $0.3 million of acquisition expense related to 2014 acquisitions and $0.1 million related to integration expenses for the Labelmakers Wine Division acquired during the first fiscal quarter of 2014. Non-core items in the three months ended September 30, 2012 consisted of $0.5 million of costs related to the consolidation of plants and $0.5 million of integration expenses related to the York Label Group acquisition.

•	Operating income increased $3.1 million or 18% compared to the prior year quarter. Core operating income increased 14% to $20.5 million from $17.9 million. Non-core items relate to acquisition, integration and plant consolidation expenses in the current and prior year quarters. The increase in operating profit was due primarily to higher profit margins in the current year quarter resulting from improved operating efficiencies.

•	Interest expense decreased by $0.2 million compared to the prior year quarter. The Company had $428.7 million of debt at September 30, 2013 compared to $427.1 million at September 30, 2012.

•	The effective tax rate was 34% for the second quarter of fiscal 2013 compared to 38% in the prior year quarter due primarily to discrete tax benefits in the current year quarter related to tax law changes in foreign jurisdictions. The Company expects its annual effective tax rate to be approximately 35%.

•	Diluted earnings per share (EPS) increased to $0.58 cents per diluted share from $0.45 cents in the prior year quarter. Excluding the impact of the special items noted below, core EPS increased 24% to $0.61 cents per diluted share from $0.49 cents in the prior year quarter. Net income increased to $9.6 million from $7.4 million in the prior year. Core net income increased to $10.1 million from $8.1 million in the prior year quarter.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended September 30, 2013 and 2012. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, and Operating Income between reported GAAP and Non-GAAP results, see Exhibit A:

	Three Months Ended
	09/30/13	Diluted	09/30/12	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net Income and Diluted EPS, as reported	$9,618	$0.58	$7,370	$0.45
Integration Expense, Net of Tax	149	0.01	390	0.02
Acquisition Expense, Net of Tax	347	0.02	—	—
Plant Consolidation Expense, Net of Tax	—	—	348	0.02

Core Net Income and Diluted EPS, (Non-GAAP)	$10,114	$0.61	$8,108	$0.49

Year-to-date highlights:

•	Net revenues increased 3% to $343.5 million from $334.9 million compared to the six months ended September 30, 2012. Net revenues increased 3% or $8.5 million due to acquisitions occurring during fiscal 2014 and 3% due to higher North American sales volumes, offset by a 2% decrease due to pricing/sales mix and a 1% decrease due to the unfavorable impact of foreign exchange rates primarily driven by depreciation in the Australian dollar.

•	Gross profit increased $2.6 million or 4% compared to the six months ended September 30, 2012. Core gross profit increased $2.1 million or 3% compared to the prior year. The increase was primarily due to productivity gains in North America. Core gross margins were 19% of net revenues for the six months ended September 30, 2013 and September 30, 2012. Non-core items in fiscal 2013 related to inventory purchase accounting charges for the York acquisition.

•	Selling, general and administrative (SG&A) expenses increased $0.7 million compared to the six months ended September 30, 2012. Core SG&A, as a percent of sales, was 7.6% compared to 7.5% in the prior year. Core SG&A expenses increased by 3% compared to the six months ended September 30, 2012. Non-core items included in SG&A expenses in the six months ended September 30, 2013 consisted of $0.7 million of acquisition expense related to 2014 acquisitions and $1.1 million of costs related to integration expenses for the plant acquired from the Labelmakers Wine Division during the first quarter of fiscal 2014. Non-core items in the six months ended September 30, 2012 consisted of $1.0 million of costs related to the consolidation of plants and $0.8 million of integration expenses related to the York Label Group acquisition.

•	Operating income increased $1.9 million or 6% compared to the six months ended September 30, 2012. Core operating income increased 4% to $38.0 million from $36.6 million. Non-core items relate to acquisition, integration and plant consolidation expenses, as well as a charge related to inventory purchase accounting in fiscal 2013.

•	Interest expense decreased by $0.6 million compared to the six months ended September 30, 2012. The Company had $428.7 million of debt at September 30, 2013 compared to $427.1 million at September 30, 2012.

•	The effective tax rate was 35% for the six months ended September 30, 2013 compared to 36% in the prior year due primarily to discrete tax benefits in the current year related to tax law changes in foreign jurisdictions.

•	Diluted earnings per share (EPS) increased 4% to $0.98 cents per diluted share from $0.94 in the six months ended September 30, 2012. Excluding the impact of the special items noted below, core EPS increased 5% to $1.09 per diluted share from $1.04 in the prior year. Net income increased to $16.3 million from $15.3 million in the prior year. Adjusted for non-core items, net income increased to $18.0 million from $17.0 million in the prior year.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the six months ended September 30, 2013 and 2012. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, and Operating Income between reported GAAP and Non-GAAP results, see Exhibit A:

	Six Months Ended
	09/30/13	Diluted	09/30/12	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net Income and Diluted EPS, as reported	$16,290	$0.98	$15,266	$0.94
Integration Expense, Net of Tax	781	0.05	579	0.03
Acquisition Expense, Net of Tax	662	0.04	124	0.01
Loss on Currency Repatriation	312	0.02	—	—
Plant Consolidation Expense, Net of Tax	—	—	696	0.04
Inventory Purchase Accounting Charge, Net of Tax	—	—	344	0.02

Core Net Income and Diluted EPS, (Non-GAAP)	$18,045	$1.09	$17,009	$1.04

Fiscal Year 2014 Second Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on November 5, 2013 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 888-713-4218 (participant code 63260753) or for international access, please call 617-213-4870 (participant code 63260753) by 9:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on November 5, 2013 through 11:59 p.m. (ET) on November 12, 2013 by calling 888-286-8010 (participant code 38473134) or internationally, by calling 617-801-6888 (participant code 38473134). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at:
https://www.theconferencingservice.com/prereg/key.process?key=PQBAM6NBN. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial and operational performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 3,100 associates across 30 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

Unaudited

	Three Months Ended		Six Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net Revenues	$176,635	$169,870	$343,478	$334,880
Cost of Revenues	143,138	139,434	279,549	273,521

Gross Profit	33,497	30,436	63,929	61,359
Gross Margin	19%	18%	19%	18%
Selling, General & Administrative Expenses	13,425	13,443	27,758	27,095

Operating Income	20,072	16,993	36,171	34,264
Interest Expense	5,366	5,598	10,542	11,163
Other (Income) Expense, Net	42	(535)	428	(636)

Income before Income Taxes	14,664	11,930	25,201	23,737
Income Tax Expense	5,046	4,560	8,911	8,471

Net Income	$9,618	$7,370	$16,290	$15,266

Basic Earnings Per Share	$0.59	$0.46	$1.00	$0.95
Diluted Earnings Per Share	$0.58	$0.45	$0.98	$0.94
Basic Shares Outstanding	16,331	16,127	16,287	16,121
Diluted Shares Outstanding	16,601	16,314	16,546	16,295

Selected Balance Sheet Information

(in 000’s) Unaudited

	September 30, 2013	March 31, 2013
Current Assets	$210,019	$190,544
Total Assets	$893,770	$839,550
Current Liabilities	$133,890	$122,437
Total Liabilities	$607,066	$564,526
Stockholders’ Equity	$286,703	$275,024
Total Debt	$428,731	$402,856

Exhibit A

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A, core operating income, core net income and core diluted earnings per share. These non-GAAP financial measurements are adjusted to exclude the following non-core items: severance related expenses, plant consolidation expenses, purchase accounting charges and acquisition-related expenses. These non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A, operating income, net income and diluted EPS adjusted to exclude the effect of the non-core items identified above. We believe that these non-GAAP financial measures assist investors in making a consistent comparison of the Company’s gross profit, SG&A, operating income, net income and diluted EPS for its three and six months ended September 30, 2013 compared to the results of the prior periods. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to Gross Profit, Operating Income, and SG&A expenses between reported GAAP and Non-GAAP results for the three and six months ended September 30, 2013 and 2012:

Core Gross Profit:

	Three Months Ended		Six Months Ended
	9/30/13 (in 000’s)	9/30/12 (in 000’s)	9/30/13 (in 000’s)	9/30/12 (in 000’s)
Gross Profit, as reported	$33,497	$30,436	$63,929	$61,359
Inventory Purchase Accounting Charge	—	—	—	458

Core Gross Profit, (Non-GAAP)	$33,497	$30,436	$63,929	$61,817

Core Gross Profit, (Non-GAAP) as a % of Revenues	19.0%	17.9%	18.6%	18.5%

Core Operating Income:

	Three Months Ended		Six Months Ended
	9/30/13 (in 000’s)	9/30/12 (in 000’s)	9/30/13 (in 000’s)	9/30/12 (in 000’s)
Operating Income, as reported	$20,072	$16,993	$36,171	$34,264
Integration Expense	117	488	1,116	760
Acquisition Expense	300	—	682	128
Inventory Purchase Accounting Charge	—	—	—	458
Plant Consolidation Expense	—	460	—	1,033

Core Operating Income, (Non-GAAP)	$20,489	$17,941	$37,969	$36,643

Core Operating Income, as a % of Revenues (Non-GAAP)	11.6%	10.6%	11.1%	10.9%

Core SG&A Expenses:

	Three Months Ended		Six Months Ended
	9/30/13 (in 000’s)	9/30/12 (in 000’s)	9/30/13 (in 000’s)	9/30/12 (in 000’s)
SG&A Expenses, as reported	$13,425	$13,443	$27,758	$27,095
Integration Expense	(117)	(488)	(1,116)	(760)
Acquisition Expense	(300)	—	(682)	(128)
Plant Consolidation Expense	—	(460)	—	(1,033)

Core SG&A Expenses, (Non-GAAP)	$13,008	$12,495	$25,960	$25,174

Core SG&A Expenses, as a % of Revenues, (Non-GAAP)	7.4%	7.4%	7.6%	7.5%

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311